                                  SCHEDULE 14A
                                 (RULE 14a-101)


           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

                                              [ ] Confidential, for use of
[x] Definitive Proxy Statement                    the Commission only
[ ] Definitive Additional Materials           (as permitted by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                        AMERICAN CASINO ENTERPRISES, INC.
                (Name of Registrant as Specified In Its Charter)

                        AMERICAN CASINO ENTERPRISES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:___________________________

         (2) Aggregate number of securities to which transaction applies:__________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
                  0-11:1________________________

         (4)      Proposed maximum aggregate value of
                  transaction:_____________________

         (5)      Total fee paid:__________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:$______________

         (2)      Form, Schedule or Registration Statement No.: ________________

         (3)      Filing Party: _________________

         (4)      Date Filed: __________________

                        AMERICAN CASINO ENTERPRISES, INC.
                         6787 West Tropicana, Suite 200
                             Las Vegas, Nevada 89103
                                 (702) 896-8888

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 MARCH 24, 1997

To the Stockholders of American Casino Enterprises, Inc.:

         You are cordially invited to attend the Annual Meeting (the "Annual Meeting") of the Stockholders of American Casino Enterprises, Inc., which will be held at the Treasure Island Hotel & Casino, 330 South Las Vegas Boulevard, Las Vegas, Nevada 89103, at 10:00 a.m., Pacific time, on March 24, 1997, to consider and act upon the following matters:

(1) To elect one Class B Director of the Company to serve for the ensuing three years or until his successor is duly elected and qualified and to elect two Class C Directors for the ensuing two years or until their successors are duly elected and qualified. The Board of Directors has nominated Roy K. Keefer for election to serve as a Class B Director and to elect Douglas R. Sanderson and Jeanne Hood as Class C Directors.

(2)     To approve the Company's 1996 Stock Option Plan.

(3) To amend the Articles of Incorporation of the Company to change its name to American Vantage Companies.

(4) To ratify the appointment of Bradshaw, Smith & Co. as the Company's independent public accountants for the year ended July 31, 1997.

(5) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only stockholders of record at the close of business on January 24, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.


Date: Las Vegas, Nevada                      By Order of the Board of Directors,
        February 25, 1997                    Roy K. Keefer, Secretary




                                    IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                        AMERICAN CASINO ENTERPRISES, INC.
                         6787 West Tropicana, Suite 200
                             Las Vegas, Nevada 89103
                                 (702) 896-8888

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                                 March 24, 1997

        These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of American Casino Enterprises, Inc., a Nevada corporation (the "Company"; the term "Company" also includes the subsidiaries of the Company), for use at the Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at the Treasure Island Hotel & Casino, 330 South Las Vegas Boulevard, Las Vegas, Nevada 89103, at 10:00 a.m., Pacific time, on March 24, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A Board of Directors' proxy (the "Proxy") for the Annual Meeting is enclosed herewith, by means of which you may indicate your votes as to each of the proposals described in this Proxy Statement.

        All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. Shares represented by proxies which are marked "abstain" for Items 2, 3 and 4 on the proxy card and proxies which are marked to deny discretionary authority on all other matters will not be included in the vote totals, and therefore will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. The affirmative vote by holders of a plurality of the Common Stock represented at the Annual Meeting is required for the election of Directors. The vote of a majority of the Common Stock represented and voting on the question is required for approval of an amendment to the Articles of Incorporation to change the name of the Company, for ratification of the Company's 1996 Stock Option Plan, and for the ratification of Bradshaw, Smith & Co. as the Company's independent public accountants. If no specification is made, shares represented by such Proxy will be voted FOR the election of the nominees for Directors as set forth herein; FOR the ratification of the adoption of the Company's 1996 Stock Option Plan; FOR approval of the amendment to the Company's Articles of Incorporation; and FOR the ratification of the appointment of Bradshaw, Smith & Co. as the Company's independent public accountants.

        The Board of Directors anticipates that its nominees will be available for election and does not know of any other matter that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or the nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matter in accordance with their best judgment.

        A stockholder may revoke his or her Proxy at any time before it is exercised by filing with the Secretary of the Company at its executive offices in Las Vegas, Nevada, either a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person. All costs of this solicitation are to be borne by the Company.

        A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the executive offices of the Company, 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103, during ordinary business hours for ten days prior to the Annual Meeting. Such list shall also be available during the Annual Meeting.


        This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy and the 1996 Annual Report to Stockholders are expected to be mailed, to stockholders of record on January 24, 1997, commencing on February 25, 1997.

                                VOTING SECURITIES

        The record date fixed for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof is January 24, 1997. As of that date, the Company had outstanding 14,867,992 shares of Common Stock, the only outstanding voting securities of the Company. Stockholders are entitled to one vote for each share owned upon all matters to be considered at the Annual Meeting.

        The following table sets forth, as of January 24, 1997, certain information concerning those persons known to the Company to be the beneficial owners (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") of more than five (5%) percent of the outstanding shares of Common Stock of the Company; the number of shares of Common Stock of the Company beneficially owned by all Directors of the Company, individually, by each officer named in the Summary Compensation Table and by all Directors and executive officers of the Company as a group and the percentage of outstanding shares of Common Stock beneficially owned by each:

Name and Address of            Amount and Nature of             Percentage
 Beneficial Owner             Beneficial Ownership(1)           of Class(2)
Ronald J. Tassinari (3)          1,951,248 (4)                     12.3%

Audrey K. Tassinari (3)          1,270,236 (5)                      8.2%

Roy K. Keefer (3)                  575,000 (6)                      3.8%

Douglas R. Sanderson                81,000 (7)                       .5%
2800 Crystal Cove Drive
Las Vegas, NV 89117

Jeanne Hood                        150,000 (8)                      1.0%
2316 Timberline Way
Las Vegas, NV  89117

Jay H. Brown                     1,379,857 (9)                      9.1%
520 South Fourth Street
Las Vegas, NV  89101

All officers and directors       4,027,484 (10)                    23.6%
as a group (5 persons)

---------
(1) Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons indicated.

(2)      Based on 14,867,992 shares outstanding as of October 23, 1996.

(3) This person's address is c/o the Company, 6787 West Tropicana, Suite 200, Las Vegas, NV 89103.

(4) Includes 11,094 shares owned of record by Mr. Tassinari as custodian for his son and 971,333 shares issuable upon exercise of stock options. Does not include options to acquire 342,667 shares which are not currently exercisable. Such shares exclude the following shares as to which Mr. Tassinari disclaims beneficial ownership: 1,270,236 shares of Common Stock beneficially owned by Audrey K. Tassinari, Mr. Tassinari's wife. If such excluded shares were included, Mr. Tassinari would be deemed to hold 19.6% of the Common Stock.

(5) Includes an aggregate of 560,666 shares issuable upon exercise of stock options. Does not include options to acquire 171,334 shares which are not currently exercisable. In addition, such shares exclude the following shares as to which Mrs. Tassinari disclaims beneficial ownership: 1,951,248 shares of Common Stock beneficially owned by Ronald J. Tassinari, Mrs. Tassinari's husband. If such excluded shares were included, Mrs. Tassinari would be deemed to hold 19.6% of the Common Stock.

(6) Includes 460,666 shares underlying Stock Options. Does not include options to acquire 188,000 shares, which are not currently exercisable.

(7)      Includes 65,000 shares underlying stock options.

(8)      Represents options to acquire 150,000 shares.

(9) Includes an aggregate of 23,167 shares of Common Stock and 324,074 Warrants beneficially owned by Mr. Brown's son and 23,500 shares of Common Stock beneficially owned by Mr. Brown's wife.

(10) Includes options to purchase an aggregate of 2,207,665 shares of Common Stock referred to in notes 3, 4, 5, 6 and 7 above.


PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Board of Directors consists of five persons. Roy K. Keefer, a Class B Director, is standing for re-election to a term of three years ending in 2000 or until his successor is elected and qualified. Jeanne Hood and Douglas R. Sanderson, Class C Directors, are standing for reelection to terms of two years ending in 1999 or until their successors are elected and qualified. The terms of the Company's remaining Directors, Ronald J. Tassinari and Audrey
K. Tassinari, both Class A Directors, expire in 1998. Accordingly, no vote is being taken on their re-election at this Annual Meeting. It is intended that the accompanying form of Proxy will be voted FOR the election of the foregoing persons as Directors unless the Proxy contains contrary instructions. Proxies which abstain and do not direct the Proxy holders to vote for or withhold authority in the matter of electing Directors will be voted for the election of such persons as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

         Management believes that the nominees will be able to serve as Directors. However, in the event that the nominees should become unable or unwilling to serve as Directors, the Proxy will be voted for the election of such persons as shall be designated by the Directors.

         The persons listed in the table below are all currently serving as Directors of the Company.

                                                    Year First
                                                     Became a
Name and Age            Positions                    Director
------------            ---------                   ----------
Ronald J. Tassinari     President and Director         1979
         (53)           (Class A)

Audrey K. Tassinari     Executive Vice President       1985
         (58)           and Director (Class A)

Roy K. Keefer           Chief Financial Officer,       1992
         (52)           Secretary/Treasurer and
                        Director (Class B)

Douglas R. Sanderson    Director (Class C)             1992
         (50)

Jeanne Hood             Director (Class C)             1992
         (69)

         All Directors are elected to serve for three years, or until their successors are elected and qualified (except that at least twenty five percent of all Directors must be elected in each year). Officers serve at the discretion of the Board of Directors subject to any contracts of employment. The Board of Directors has an Audit Committee to review auditing issues and to assist in the selection of independent auditors and a Compensation Committee to review compensation paid to officers, directors and employees. Both committees are comprised of Jeanne Hood and Douglas Sanderson. The Board of Directors does not have a nominating committee.

         Ronald J. Tassinari has been President and a Director of the Company since its inception in August 1979.

         Audrey K. Tassinari has been a Director of the Company since March 1985 and Vice President since April 1986. Mrs. Tassinari is the wife of Ronald J. Tassinari, the Company's President.

         Roy K. Keefer has been Chief Financial Officer and Secretary/Treasurer of the Company since April 1992. Mr. Keefer has been a Director of the Company since December 1992. He served as Manager of Corporate Accounting for the Schulman Group, a major residential and commercial real estate developer in Las Vegas, Nevada from June 1991 to April 1992.

         Douglas R. Sanderson has been a Director of the Company since December 1992. Since June 1994, Mr. Sanderson has been President of Sega Enterprises, Inc., an electronic games manufacturer located in Las Vegas, Nevada. From November 1992 to June 1994, he was Director of National Casino Sales for Bally Gaming, Inc., where he managed and directed sales in major gaming centers of the United States. From October 1990 to October 1992, he was Sales Director for International Game Technology, a Nevada based gaming equipment manufacturer.

         Jeanne Hood has been a Director of the Company since February 1994. Since February 1994, Ms. Hood has served as a gaming consultant to the Company. See "Item 12. Certain Relationships and Related Transactions." From 1985 to 1993, Ms. Hood served as President and Chief Executive Officer of Elsinore Corporation, a publicly traded gaming company, and of Four Queens, Inc., a wholly-owned subsidiary of Elsinore Corporation, which subsidiary owns and operates the Four Queens Hotel Casino in Las Vegas, Nevada.

         The Company held four meetings of the Board of Directors during the fiscal year ended July 31, 1996. Each member of the Board of Directors attended the four meetings either in person or telephonically.


                             EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company, a small business issuer, by the Company's Chief Executive Officer and all other executive officers whose total annual compensation exceeded $100,000, during the fiscal years ended July 31, 1994, 1995 and 1996.

                              Annual Compensation                                     Long-Term Compensation
                   ------------------------------------------                      ---------------------------
                                                                                                Awards
                                                                                   ---------------------------
Name and                                                                            Restricted
Principal                                                    Other Annual             Stock
Position           Year    Salary($)        Bonus($)         Compensation($)       Award(s)($)      Options(#)
---------          ----    ---------        --------         ---------------       -----------      ----------
Ronald J.
 Tassinari,        1996    $375,695        $ 270,000           $58,905(1)              -0-          400,000(2)
Chief Executive    1995    $245,425(3)     $ 135,000           $40,517(1)              -0-          764,000(4)(5)
Officer and        1994    $ 74,520(6)     $  20,000           $27,593(1)              -0-          500,000(7)
President

Audrey K.          1996    $132,887        $ 130,000           $42,392(1)              -0-          250,000(2)
 Tassinari,        1995    $100,440(3)     $  82,500           $40,869(1)              -0-          382,000(8)(5)
Executive
Vice President

Roy K. Keefer      1996    $124,393        $ 60,000            $47,029(1)              -0-          150,000(9)
Chief Financial    1995    $112,751        $ 40,000            $32,290(1)              -0-          407,000(10)(5)
Officer

---------------------------------

(1) This amount includes, but is not limited to, Directors fees, medical insurance premiums, car payments and pension plan payments.

(2) Represents options which were granted in October 1995 at an exercise price of $1.75 per share, canceled and re-granted in October 1996 at $1.375 per share.

(3) This amount does not include $12,500 in Casino Board of Directors fees paid to this person in Fiscal 1995.

(4) Includes options to purchase 500,000 shares which were granted in December 1993 at $1.54 per share, canceled and re-granted in November 1994 at $.76 per share.

(5) The Board re-granted such options at a price closer to the fair market value of the Company's Common Stock in order to provide a better incentive to these officers.

(6) This amount does not include $35,703 in salary and $12,000 in Casino Board of Directors Fees paid to this person in Fiscal 1994. The salary payments from the casino to Mr. Tassinari ceased in April 1994.

(7)      These options were canceled in November 1994.

(8) Includes options to purchase 250,000 shares which were granted in December 1993 at $1.54 per share, canceled and re-granted in November 1994 at $.76 per share.

(9) Represents options which were granted in October 1995 at an exercise price of $1.75 per share, cancelled and regranted in October 1996 at $1.25 per share.

(10) Includes options to purchase 275,000 shares which were granted in December 1993 at $1.40 per share, canceled and re-granted in November 1994 at $.69 per share.

         OPTION GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

                                      % of Total
                       Shares         Options
                       Underlying     Granted to      Exercise
                       Options        Employees in    Price       Expiration
Name                   Granted (#)    Fiscal Year     ($/sh)         Date
----                   -----------    ------------    --------    ----------
Ronald J. Tassinari      400,000           50%          $1.38       10/9/01

Audrey K. Tassinari      250,000           31%          $1.38       10/9/01

Roy K. Keefer            150,000           19%          $1.25       10/9/01

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                                                                        Value of
                                                   Number of            Unexercised
                                                   Unexercised          In-The-Money
                       Shares                      Options at           Options at
                       Acquired                    FY-End (#)           FY-End ($)
                       on Exer-    Value           Exercisable/         Exercisable/
Name                   cise (#)    Realized ($)    Unexercisable        Unexercisable(1)
----                   --------    ------------    --------------       ----------------
Ronald J. Tassinari        0           $0          1,321,333/342,667    $592,459/$143,920

Audrey K. Tassinari        0           $0          710,666/171,334      $287,980/$71,960

Roy K. Keefer              0           $0          419,000/188,000      $139,810/$92,120

-------------------------------

(1) The closing price for the Company's Common Shares on July 31, 1996 was $1.18 per share.

         DIRECTORS FEES

         Directors receive $1,000 for each meeting of the Board of Directors they attend. They are also compensated for expenses incurred in attending the meetings. Certain of the Company's directors have received stock options from the Company. See "Certain Relationships and Related Transactions."

         EMPLOYMENT AGREEMENTS

         On July 20, 1995, the Company entered into substantially similar employment agreements with Ronald J. Tassinari, to serve as the Company's Chief Executive Officer and President, Audrey K. Tassinari, to serve as the Company's Vice President, and Roy K. Keefer to serve as the Company's Chief Financial Officer (collectively, the "Employees"). The employment agreements provide for a term which concludes on March 31, 2002. The agreements provide for annual salaries of $390,000, $145,000, and $125,000, respectively, for Mr. Tassinari, Mrs. Tassinari and Mr. Keefer. The agreements further provide that the Employees are entitled to receive minimum annual increases in their salaries every December equal to the greater of (i) the annual increases provided to the Company's other salaried executives or (ii) the increase in the Annual Average All Items Index of the U.S. City Average Consumer Price Index. Under the agreements, the Employees are entitled to receive incentive stock options under the Company's stock option plans, and the Company is required to reimburse Employees for their personal legal and financial consulting expenses, subject to a maximum of three percent of their prior calendar year's base salary. Mr. Tassinari is entitled to a term life insurance policy with a minimum death benefit of $2,000,000, payable to a beneficiary of Mr. Tassinari's designation. Mrs. Tassinari and Mr. Keefer are entitled to policies with $1,500,000 and $1,000,000 minimum death benefits, respectively, payable to beneficiaries of their designation. The Company has agreed to provide the Employees with an automobile allowance or, in lieu thereof, will pay them an equal monthly cash stipend. In the event that the Company requires the Employee to relocate from Las Vegas, Nevada, the Company has agreed to pay their relocation expenses and to provide second mortgages on their new permanent residences of up to $100,000. The employment agreements also provide for indemnification of the Employees in connection with their service to the Company.

         If the employment of any of the Employees is terminated by reason of death, the Company shall pay the balance of the monies due under the agreement to the estate of the decreased Employee. If the employment of any of the Employees is terminated by reason of disability, the Employee shall be entitled to one year of severance pay at full salary and then severance pay at half salary for the remainder of the term. If any of the Employees are terminated without cause, or the Employees terminate their own employment following: (a) a change in control (as defined below); (b) a significant change in the Employee's duties under the agreements; (c) a removal of the Employee from the positions or offices set forth in the agreements; (d) a substantial reduction in compensation, unless all senior executives receive comparable reductions; (e) a breach by the Company of the relocation provisions set forth in the agreements;
(f) the refusal of a successor to the Company to assume the Company's obligations under the agreements; (g) a relocation of the Company's executive offices without the Employee's consent; (h) a failure by the Company to increase the Employee's salary; or (i) the Employee remains employed following a change in control, but then resigns within two years, then the Company shall pay as liquidated damages, or severance pay, or both to the Employee on the fifth day following the termination date, a lump sum equal to the product of (i) an amount equal to the sum of the annual base salary in effect as of the termination date plus any incentive compensation most recently paid or payable to the Employees, multiplied by (ii) two and ninety-nine one hundredths (2.99), (iii) plus any and all accrued salary, accrued vacation pay and accrued bonus in addition to any other consideration due under the agreements. In addition, the agreements provide that in the event that an Employee terminates his or her employment following a change in control, the Company shall make a cash payment on the 91st day after such termination to the Employee in an amount equal to the excess, if any, of (1) the number of options then held by the Employee which have not terminated other than as a result of termination of employment multiplied by the market price of the Company's common stock as of the date of termination, over
(2) the aggregate exercise price for all options then held by the Employee.

         For purposes of the employment agreements, a "change in control of the Company" shall be deemed to have occurred if (i) a third person becomes the beneficial owner (as such term is defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Act")) of the securities of the Company having twenty percent (20%) or more of the combined voting power of all classes of the Company's securities entitled to vote in an election of Directors of the Company; (ii) there occurs a tender offer or exchange offer by, a merger or other business combination with, or a sale of substantially all of the assets of the Company to any third Person; (iii) a stockholder or stockholders holding five percent (5%) or more of the outstanding common stock of the Company proposes a reconstitution of additions to or deletions from the Board and as a result, obtains a majority thereof; or (iv) during any period of two consecutive years during the term of the agreements, individuals who at the beginning of such period constitute the Board cease for any reason other than death or disability to constitute at least a majority thereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Jeanne Hood, a Director of the Company, has provided consulting services to the Company since February 1994. She has been compensated at the rate of $6,000 per month for such services.

         On November 23, 1994, the Board of Directors granted stock options to Robert J. Michaels, Jeanne Hood and Douglas R. Sanderson, Directors or former Directors of the Company, to purchase 50,000, 50,000 and 12,500 shares of Common Stock, respectively. The options were immediately exercisable at $.69 per share in recognition of prior services rendered to the Company and expire on November 23, 1997.

         On May 31, 1995, the Company loaned $125,000 to Ronald J. Tassinari, the Company's President and a Director. Such amount was repaid on July 24, 1995, together with interest of $2,109, which had been accrued at the rate of eleven percent (11%) per annum.

         On September 1, 1995, the Company loaned $100,000 to Ronald J. Tassinari, the Company's President and a Director. Such amount was repaid on September 21, 1995, together with interest of $206, which had been accrued at the rate of ten and three-quarters percent (10.75%) per annum.

         On September 13, 1995, the Company loaned $100,000 to Ronald J. Tassinari, the Company's President and a Director. Such amount was repaid on October 23, 1995, together with interest of $1,178, which had been accrued at the rate of ten and three-quarters percent (10.75%) per annum.

         On November 15, 1995, the Company loaned $150,000 to Ronald J. Tassinari, the Company's President and a Director. Such amount was repaid on January 26, 1996, together with interest of $2,429, which had been accrued at the rate of ten and three-quarters percent (10.75%) per annum.

         On October 19, 1995, the Board of Directors granted stock options to Robert J. Michaels, Jeanne Hood and Douglas R. Sanderson, Directors of the Company, to purchase 50,000, 100,000 and 15,000 shares of Common Stock, respectively. The options were immediately exercisable at $1.75 per share in recognition of prior services rendered to the Company and expire on October 18, 2005. These options were re-granted on October 7, 1996 to Ms. Hood and Mr. Sanderson at an exercise price of $1.25 per share.

         On October 19, 1995, the Board of Directors granted stock options to Ronald J. Tassinari, Audrey K. Tassinari and Roy K. Keefer, each an Officer and Director of the Company, to purchase 400,000, 250,000 and 150,000 shares of Common Stock, respectively. The options were immediately exercisable at $1.75 per share in recognition of prior services rendered to the Company and expire on October 18, 2005. On October 7, 1996, the foregoing options were canceled and re-granted at an exercise price of $1.25 per share for Mr. Keefer and $1.38 per share for the Tassinaris.

         Until December 1995, Mr. and Mrs. Tassinari were guarantors of one of the Company's two revolving lines of credit, in the amount of $1,000,000. In December 1996, the Company renewed this line of credit, which bears interest at 2.5% above prime (8.25% at October 31, 1996) and expires in December 1997. The line is collateralized by certificates of deposit totaling $500,000. At October 31, 1996, no amounts were outstanding on either of the lines of credit.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during the period from August 1, 1995 through July 31, 1996, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                   STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED
                          IN THE FOREGOING PROPOSAL 1.

PROPOSAL 2

                  APPROVAL OF AMERICAN CASINO ENTERPRISES, INC.
                             1996 STOCK OPTION PLAN

         The Board of Directors of the Company, subject to the approval of stockholders, adopted the American Casino Enterprises, Inc. 1996 Stock Option Plan (the "Plan"), which authorizes the grant of options to purchase an aggregate of 2,500,000 shares of Common Stock. No options have been granted under the Plan.

         GENERAL

         The Board of Directors has deemed it in the best interest of the Company to establish the Plan so as to provide employees and other persons involved in the continuing development and success of the Company and its subsidiaries an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock. The Plan supplements the Company's 1992 Incentive Stock Option Plan (the "Existing Plan"). See "Voting Securities" and "Executive Compensation" herein for information concerning options granted to employees under existing plans. A total of 2,740,000 options have been granted and are outstanding under the Existing Plan, and an additional 552,500 options have been granted outside of any plan. The Existing Plan was previously approved by the Company's Stockholders. It is the opinion of the Board of Directors that by providing the Company's employees and other individuals contributing to the Company and its subsidiaries the opportunity to acquire an equity investment in the Company, the Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf and also attract other qualified personnel to provide services on behalf of the Company. The affirmative vote of a majority of those casting votes on the matter, assuming a quorum is present, is required for approval of the Plan.

         SUMMARY OF THE PLAN

         The following statements summarize certain provisions of the Plan. All statements are qualified in their entirety by reference to the text of the Plan, copies of which are available for examination at the Securities and Exchange Commission and at the principal office of the Company, 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103.

         The Plan allows the Company to grant Stock Options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code and Stock Appreciation Rights ("SARs"). ISO's, NQSO's and SAR's may be collectively referred to as "Options." The Plan is not subject to ERISA.

         ELIGIBILITY FOR PARTICIPATION

         Under the Plan, ISOs or ISOs in tandem with SARs, subject to the requirements set forth in Temp. Reg. Section 14a.422A-1, A-39 (a)-(e), may be granted, from time to time, to employees of the Company, including officers, but excluding Directors who are not otherwise employees of the Company. NQSO's and NQSO's in tandem with SARs may be granted from time to time, under the Plan, to employees of the Company or its subsidiaries, officers, Directors, independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development and success of the Company or its subsidiaries (persons entitled to receive ISOs, NQSOs, and/or SARs are hereinafter referred to as "Participants"). ISOs and ISOs in tandem with SARs may not be granted under the Plan to any person for whom shares first become exercisable under the Plan or any other stock option plan of the Company in any calendar year having an aggregate fair market value (measured at the respective time of grant of such options) in excess of $100,000. Any grant in excess of such amount shall be deemed a grant of a NQSO. Furthermore, the maximum number of Options which can be granted to a Participant in any calendar year is 250,000. To date, the Company has approximately 10 employees (three of whom are also Directors), who are eligible for grants of one or more types of Options under the Plan. In addition, another Director is a consultant who is eligible, exclusive of being a Director, for grants of NQSO's and/or SAR's in tandem with NQSO's under the Plan. The Company cannot presently compute the number of non-employees who may be entitled to NQSOs and/or SAR's in tandem with NQSO's.

         ADMINISTRATION

         The Plan is to be administered by the Board of Directors of the Company and/or by a stock option or compensation committee (the administrator of the Plan, whether the Board of Directors itself or a committee thereof, is hereinafter referred to as the "Committee" unless the context otherwise requires) composed solely of two or more "outside directors" (the term outside directors having the meaning ascribed to it under Section 162(n) of the Internal Revenue Code of 1986 (the "Code") as amended). The Board of Directors currently has one outside director under the above definition. The Board of Directors may elect additional "outside directors" to fill vacancies on the Board of Directors. The Board of Directors or the Committee will have the authority, in its discretion, to determine the persons to whom options shall be granted, the character of such options and the number of shares of Common Stock to be subject to each option. The Board of Directors may administer the Plan, provided, however, that in the event a Committee has been appointed, the Committee will administer the Plan with respect to employees included within the term "covered employee" under Section 162(n) of the Code.

         TERMS OF OPTIONS

         The terms of Options granted under the Plan are to be determined by the Board or its Committee. Each Option is to be evidenced by a stock option agreement between the Company and the person to whom such option is granted, and is subject to the following additional terms and conditions:

         (a) Exercise of the Option: The Committee will determine the time periods during which Options granted under the Plan may be exercised. An Option must be granted within ten (10) years from the date the Plan was adopted or the date the Plan is approved by the Stockholders of the Company, whichever is earlier. Options will be exercisable in whole or in part at any time during the period but will not have an expiration date later than ten (10) years from the date of grant. Unless otherwise provided in any option agreement issued under the Plan, any Option granted under the Plan may be exercisable in whole or in part at any time during the exercise period and must become fully exercisable within five years from the date of its grant, and not less than 20% of the Option shall become exercisable on an aggregate basis by the end of any of the first five years of the Option. The Committee may, in its sole discretion, accelerate any such vesting period after the grant thereof. Notwithstanding the above, ISOs or SARs granted in tandem with ISOs, granted to holders owning directly or through attribution more than 10% of the Company's Common Stock are subject to the additional restriction that the expiration date shall not be later than five (5) years from the date of grant. An Option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or if permitted by the instrument of grant, with respect to an ISO, or at the discretion of the Committee with respect to NQSOs, by delivery of Common Stock having a fair market value equal to the Option Price, by delivery of an interest bearing promissory note having an original principal balance equal to the Option Price and an interest rate not below the rate which would result in imputed interest under the Code or by a combination of cash, shares of Common Stock and promissory notes. Furthermore, in the case of a NQSO, at the discretion of the Committee, the Participant may have the Company withhold from the Common Stock to be issued upon exercise of the Option that number of shares having a fair market value equal to the exercise price and/or the withholding amount due.

         (b) Option Price: The option price of an NQSO or an SAR granted in tandem with an NQSO granted pursuant to the Plan, is determined by the Committee at its sole discretion.

         In no event may the option price of an ISO or SAR granted in tandem with an ISO be less than the fair market value on the date of grant. Such fair market value of an ISO shall be determined by the Committee and, if the Common Shares are listed on a national securities exchange or traded on the over-the-counter market, the fair market value shall be the closing price on such exchange, or the mean of the reported bid and asked prices of the Common Shares on the over-the-counter market as reported by NASDAQ, the NASD OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on such date. ISOs or SARs granted in tandem with ISOs, granted to holders owning directly or through attribution, more than 10% of the Company's Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Company's Common Shares on the date of grant.

         (c) Termination of Employment or Consulting Agreement; Death: Except as provided in the Plan, or otherwise extended by the Committee in its sole discretion, upon termination of employment with the Company, or, in the case of a consultant, his consulting agreement, for any reason, a holder of an Option under the Plan may exercise such Option within thirty (30) days after the date of termination, to the extent such Option was exercisable as of the date of termination. However, unless otherwise determined by the Committee in its sole discretion, any Options granted under the Plan shall immediately terminate in the event the optionee is convicted of a felony committed against the Company.

         Unless extended by the Committee, if the holder of an Option granted under the Plan dies (i) while employed by the Company or a subsidiary or parent corporation or (ii) within three (3) months after the termination of such holder's employment, such option may be exercised within twelve months, less one day, of death by a legatee or legatees of such option under such individual's last will or by such individual's estate, to the extent such option was exercisable as of the date of death or date of termination of employment, whichever date is earlier.

         If the holder of an Option under the Plan becomes disabled within the definition of section 22(e)(3) of the Code while employed by the Company or a subsidiary or parent corporation, such Option may be exercised at any time within six months, less one day, after such holder's termination of employment due to the disability.

         An Option may not be exercised except to the extent that the holder was entitled to exercise the option at the time of termination of employment or death unless otherwise extended by the Committee in its sole discretion, and in any event may not be exercised after the original expiration date of the option.

         (d) Nontransferability of Options; No Liens: An ISO or SAR in tandem with an ISO option is nontransferable and non-assignable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the lifetime of the optionee and only by the optionee, or in the event of his or her death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. The Board or its Committee has the right to grant options other than ISO's or SAR's in tandem with ISO's which may or may not be transferable or assignable.

         The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

         TERMINATION; MODIFICATION AND AMENDMENT

         The Plan (but not options previously granted under the Plan) shall terminate ten years from the earlier of the date of its adoption by the Board of Directors or the date the Plan is approved by the Stockholders of the Company. No Option will be granted after termination of the Plan.

         The Board of Directors of the Company may terminate the Plan at any time prior to its expiration date, or from time to time make such modifications or amendments of the Plan, as it deems advisable. However, the Board of Directors may not, without the approval of a majority of the then outstanding shares of the Company entitled to vote thereon, except under conditions described under "Adjustments Upon Changes in Capitalization," increase the maximum number of shares as to which options may be granted under the Plan, materially change the standards of eligibility under the Plan, or materially increase the benefits granted participants if such increased benefit would be deemed to create a new plan under Rule 16b-3.

         No termination, modification or amendment of the Plan may adversely affect the terms of any outstanding Options without the consent of the holders of such Options.

         ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event that the number of outstanding shares of Common Stock of the Company is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares, or the like, the Board of Directors of the Company will make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, in the number of shares of Common Stock reserved for issuance upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options granted under the Plan. Fractions of shares resulting from any such adjustment shall be revised to the next higher whole number of shares.

         In the event of the proposed dissolution or liquidation of substantially all of the assets of the Company, all outstanding Options will automatically terminate, unless otherwise provided by the Board.

         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is only a summary of the principal federal income tax consequences of the Options granted under the Plan and is based on existing federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

         Generally, under present law, when an option qualifies as an ISO under
Section 422 of the Code (i) an employee will not realize taxable income either upon the grant or the exercise of the option, (ii) the amount by which the fair market value of the shares acquired by the exercise of the option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining the employee's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor) upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the employee, and (iv) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an Stock Option or a qualifying disposition of the shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs after the holder's death or more than two years after the grant of the option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under federal and state law. Currently under the Code, the maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains. Many proposals have been made and legislation passed the House of Representatives to reduce the marginal rate of tax on capital gains. However, to date, no such proposals or legislation have been enacted into law. Furthermore, in the future, the rate of tax on such gains may be increased. No assurance can be given of when, if ever, new tax legislation will be enacted into law, and the effective date of any such legislation.

         In the case of a non-qualified stock option granted under the Plan, no income generally is recognized by the optionee at the time of the grant of the option assuming such non-qualified stock option does not have a readily ascertainable fair market value. The optionee generally will recognize ordinary income when the non-qualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from non-qualified stock options will constitute compensation for which withholding may be required under federal and state law, and the Company will receive an equivalent deduction, subject to the limitations of Section 162(m) of the Code which limits the amount a publicly held corporation may deduct with respect to remuneration generally paid to an executive officer of the Corporation to $1,000,000. Income recognized by such executive officer on the exercise of a NQSO or SAR would be deemed remuneration. However, there are certain requirements, which if met, will allow income from the exercise of a NQSO or SAR to be excluded from remuneration for such purposes. The requirements include the Plan being administered solely by two "outside directors." An outside director does not include consultants who also is a director. enable the Company to fully deduct the amount to which it would otherwise be entitled who is not directly or indirectly employed or otherwise engaged (i.e., as a consultant) by the Company. However, the Company does not currently have the outside directors. No assurance can be given that such requirement or other requirements will be satisfied in the future so as to which the Company may avail itself if the Plan is administered by two directors who are not directly or indirectly employed by the Company and certain other tests are met by the Company. The Company expects to meet such tests. at any time that executive officers exercise an NQSO or SAR and their respective remuneration exceeds $1,000,000.

         Shares acquired upon exercise of non-qualified stock options will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of the exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize capital gain or loss if the stock is a capital asset in his hands. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the rate of tax on long-term capital gains. To the extent an optionee recognizes a capital loss, such loss may currently generally offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

         The grant of an SAR is generally not a taxable event for the optionee. Upon the exercise of an SAR the optionee will recognize ordinary income in an amount equal to the amount of cash and with respect to SARs granted in tandem with NQSOs, the fair market value of any shares of Common Stock received upon such exercise, and the Company will be entitled to a deduction equal to the same amount. However, if the sale of any shares received would be subject to Section 16(b) of the Securities Exchange Act of 1934, ordinary income attributable to such shares received will be recognized on the date such sale would not give rise to a Section 16(b) action, valued at the fair market value at such later time, unless the optionee has made a Section 83(b) election within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

         The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete statement. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the federal income tax consequences described herein, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which the grantee works and/or resides.

         NEW PLAN BENEFITS

         No options to purchase shares of Common Stock have been granted or allocated under the Plan.

         The favorable vote of a majority of stockholders voting is required for approval of the Plan.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                   STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF
                      THE COMPANY'S 1996 STOCK OPTION PLAN.


PROPOSAL 3

       APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                CHANGING ITS NAME TO AMERICAN VANTAGE COMPANIES.

         The Company believes that the scope of its current and anticipated operations transcend the limited appellation "Casino". Consequently, the Board of Directors has adopted a resolution to change the name of the Company as indicated. The affirmative vote of a majority of stockholders voting is required to approve the action of the Board of Directors.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                   STOCKHOLDERS VOTE "FOR" THIS PROPOSAL 3 TO
                 AMEND THE COMPANY'S ARTICLES OF INCORPORATION.


PROPOSAL 4

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Bradshaw, Smith & Co., independent public accountants, to continue as the Company's auditors and to audit the books of account and other records of the Company for the fiscal year ending July 31, 1997. Bradshaw, Smith & Co., Las Vegas, Nevada has audited the Company's financial statements since the fiscal year ended July 31, 1993. They have no financial interests, either direct or indirect, in the Company. Representatives of Bradshaw, Smith & Co. are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                      VOTE "FOR" THE FOREGOING PROPOSAL 4.


                                  OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.


                                    EXPENSES

         The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

                              STOCKHOLDER PROPOSALS

         No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action, and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at the Company's principal executive office no later than October 27, 1997. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

         Even if the foregoing requirements are satisfied, a person may submit only one proposal with a supporting statement of not more than 500 words, if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.


                              AVAILABLE INFORMATION

                         Copies of the Company's Annual Report on Form 10-KSB
for the fiscal year ended July 31, 1996 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Roy K. Keefer, the Company's Secretary, American Casino Enterprises, Inc., 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103 or on the Commission's Web Site at www.sec.gov.

                                              BY ORDER OF THE BOARD OF DIRECTORS


Las Vegas, Nevada                             Roy K. Keefer
February 25, 1997                             Secretary

                        AMERICAN CASINO ENTERPRISES, INC.
                         6787 WEST TROPICANA, SUITE 200
                             LAS VEGAS, NEVADA 89103

PROXY

              The undersigned, a holder of Common Stock of American Casino Enterprises, Inc. a Nevada corporation (the "Company"), hereby appoints Ronald
J. Tassinari and Roy K. Keefer, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on March 24, 1997 and any adjournments thereof, as follows:

          1. ELECTION OF DIRECTORS, as provided in the Company's Proxy
          Statement:

          [  ] FOR the nominees listed below.

          [  ] WITHHOLD AUTHORITY to vote for the nominee listed below.

(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT HIS NAME BELOW)

                Roy K. Keefer
                Douglas R. Sanderson
                Jeanne Hood

          2.  To ratify the adoption of the Company's 1996 Stock Option Plan.

                [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

          3. To approve an amendment to the Company's Articles of Incorporation to change its name to American Vantage Companies.

                [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

          4. To ratify the appointment of Bradshaw, Smith & Co., as the Company's independent auditors for the year ended July 31, 1997.

                [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

          5. Upon such other matters as may properly come before the meeting or any adjournments thereof.

          The undersigned hereby revokes any other proxy to vote at such Annual Meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1, FOR THE ADOPTION OF PROPOSALS 2, 3 AND 4, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. EACH MATTER ABOVE WAS PROPOSED BY THE BOARD OF DIRECTORS.



         The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated February 25, 1997 relating to the Annual Meeting, and the 1996 Annual Report to Stockholders.



                                   _________________________________________


                                   _________________________________________
                                   Signature(s) of Stockholder(s)

         The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:____________________________, 1997

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AMERICAN CASINO ENTERPRISES, INC.

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.